Exhibit 99.1


FOR IMMEDIATE RELEASE                                Contact: Andrew Brown

July 20, 2004                                        212-440-1548



     HealthRamp and Celltech Pharmaceuticals Announce Interim Pilot Findings

     Intelligent Messaging at the Point-of-Care has Tripled Market Share for

   Celltech's Once-daily Metadate(R) CD ADHD Treatment Among Pilot Physicians


         New York, NY - Ramp Corporation [AMEX: RCO] today announced that it's wholly owned subsidiary HealthRamp has verified better than expected preliminary results from its U.S. electronic prescribing pilot project with Celltech Pharmaceuticals, Inc. Celltech is one of Europe's largest biotechnology companies, with an innovative development pipeline and a cash-generative pharmaceutical business. Ramp, through its wholly owned HealthRamp subsidiary, markets the CarePoint and CareGiver technology suites. CarePoint enables electronic prescribing, lab orders and results, Internet-based communication, data integration, and transaction processing over a handheld device or browser, at the point-of-care.

         The Celltech pilot showcases HealthRamp's patent pending intelligent messaging technology which analyzes patient attributes, proposed treatments and partner relationships so that alternative medications can be suggested in a manner absent of undue influence on the physician and the prescribing process. One challenge is that the pilot group of physicians, which is comprised mainly of psychiatrists who treat ADHD, do not fit the profile of healthcare professionals who might readily adopt an electronic prescribing product. Initial pilot findings over a 6-month period show more than a 200% increase in Metadate CD prescriptions and an electronic prescribing adoption rate of over 85%.

         Dan Greenleaf, President - Celltech Pharmaceuticals, Inc., commented, "The initial findings from our electronic prescribing pilot with HealthRamp are very encouraging. Providing intelligent

         FDA-approved messages and other information at the point of prescribing appears to be an effective means to make physicians aware of our product benefits and target our competition on a large scale. I am impressed with HealthRamp's ability to overcome the issues seen with other electronic prescribing initiatives. I am optimistic that the final pilot results will demonstrate a substantial incremental return that would support employing HealthRamp's products and services as mainstream sales tools."

         "My time is too valuable to pay attention to sales rhetoric and search for the New York

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State triplicate prescription pad. My thriving practice requires me to spend time caring for my patients," stated Robert M. Trepel, M.D. "Celltech and HealthRamp have been sensitive to my needs. HealthRamp CarePoint(TM) allows me to prescribe anywhere in a safe and efficient fashion, while the Celltech messages I choose to observe have been informative, high-minded and discreet."

         "Celltech's vision, expertise and diligence have made them the perfect partner for this pilot. The pilot's exceedingly positive preliminary results are attributable to the collaborative learning, analysis and execution exhibited by our two companies over the past nine months," stated Andrew Brown, Ramp CEO and President. "This pilot indicates that we are well-positioned to offer a proven electronic prescribing and detailing solution to prospective healthcare industry partners, including pharmaceutical companies, health plans and pharmacy benefit managers. Ultimately, intelligent messaging at the point-of-care should allow companies outside of healthcare to benefit from this effective means of communicating with physicians as well. Interactions with the physician, in a benign, informative manner, are one of the keys to our long-term revenue model, making the Celltech pilot findings even more encouraging," concluded Brown.

         Celltech Pharmaceuticals, Inc. is the U.S. subsidiary of Celltech Group plc [LSE: CCH; NYSE: CLL], one of Europe's largest biotechnology companies, with an innovative development pipeline and a cash-generative pharmaceutical business. Celltech also possesses drug discovery capabilities of exceptional strength, including a leading position in antibody engineering.

         Ramp Corporation, through its wholly owned HealthRamp subsidiary, markets the CareGiver and CarePoint technology suites. CarePoint enables electronic prescribing, lab orders and results, Internet-based communication, data integration, and transaction processing over a handheld device or browser, at the point-of-care. CareGiver allows long term care facility staff to easily place orders for drugs, treatments and supplies from a wireless handheld PDA or desktop Internet web browser. HealthRamp's products enable communication of high value-added healthcare information among physician offices, pharmacies, hospitals, pharmacy benefit managers, health management organizations, pharmaceutical companies and health insurance companies. Ramp's OnRamp division provides a state of the art telecommunications center that enables 24/7 communication between a medical practice and its patients. Additional information about Ramp, and its products and services, can be found at www.Ramp.com.

         Safe Harbor Statement: To the extent that any statements made in this press release contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by the use of words such as "expects," "plans," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, the ability of the Company to raise capital to finance the development of its Internet services and related software, the effectiveness, profitability and the marketability of those services, the ability of the Company to protect its proprietary information and to retain and expand its user base, the establishment of an efficient corporate operating structure as the

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Company grows and, other risks detailed from time-to-time in our filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statements.